EXHIBIT 99.1

ADP Reports Third Quarter Fiscal 2010 Results

Revenues Increase 3%; EPS From Continuing Operations Decline 1%

Updates Fiscal 2010 Guidance

Forecasting Flat Revenues for Fiscal 2010 and EPS of $2.36 to $2.38

ROSELAND, N.J., April 27, 2010 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported 3% revenue growth to $2.4 billion for the third fiscal quarter ended March 31, 2010, Gary C. Butler, president and chief executive officer, announced today.  Revenues benefited nearly 2% from favorable foreign exchange rates during the quarter, but remained under pressure from the cumulative effect of the recent economic downturn. Pretax earnings from continuing operations increased 1%, also assisted nearly 2% from favorable foreign exchange rates. Net earnings from continuing operations decreased slightly compared with a year ago due to a higher effective tax rate in the current quarter, and diluted earnings per share from continuing operations declined 1%, to $0.79, from $0.80 a year ago. ADP acquired over 6.5 million shares of its stock for treasury at a cost of nearly $280 million as of March 31, 2010. Cash and marketable securities were $2.1 billion at March 31, 2010.

Third Quarter Discussion

Commenting on the results, Mr. Butler said, "ADP's key business metrics showed improvement during the third quarter, consistent with our expectations. The selling environment showed signs of improvement in Employer Services and PEO Services, the pace of decline in pays per control has slowed compared to a year ago, and client retention compared with last year improved over the critical calendar year-end retention period. Dealer Services continued to execute well in the challenging automotive marketplace, with significant growth in new business sales during the quarter.

"Additionally, we are pleased to have closed four strategic acquisitions in our Employer Services business during the quarter. These acquisitions are expected to add over $10 million in revenues this fiscal year and to be dilutive about $0.01 per share.

Employer Services

"Employer Services' revenues increased 1%, nearly all organic, for the third quarter. In the United States, revenues from our traditional payroll and payroll tax filing business declined 3%, and beyond payroll revenues grew 8%. The number of employees on our clients' payrolls in the U.S. declined 2.5%, as measured on a same-store-sales basis for our clients on our AutoPay platform. During this key client retention period, worldwide client revenue retention improved 1.4 percentage points from last year's third quarter. Employer Services' pretax margin was flat with last year's third quarter. The benefits from the fourth quarter fiscal 2009 restructuring and growth in client funds balances were offset by fewer W2's processed due to lower employment levels, continued investment in client facing-resources, as well as the dilutive impact of recent acquisition activity.

"Combined Employer Services and PEO Services worldwide new business sales for the third quarter increased slightly compared with the same period last year.  The dollar value of new business sold during the quarter represents the expected new annual recurring revenues to be generated from each sale.

PEO Services

"PEO Services' revenues increased 15% for the third quarter due to higher pass through revenues and an increase in the number of worksite employees. PEO Services' pretax margin declined 200 basis points primarily due to the impact of one-time items in both the current and prior year quarters and higher pass-through costs. Average worksite employees paid increased 5% to nearly 206,000.

Dealer Services

"Dealer Services' revenues declined 3%, 4% organically, for the third quarter.  The cumulative impact of dealership closings, along with lower transactional revenues, and lower international software license fee revenues contributed to the revenue decline. Dealer Services' pretax margin increased 140 basis points, benefiting from lower headcount levels resulting from the fourth quarter fiscal 2009 restructuring as well as other cost containment measures.

Interest on Funds Held for Clients

"The safety of principal, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the third quarter, interest on funds held for clients declined $16.4 million, or 10%, from $164.3 million to $147.9 million, due to a decline of 50 basis points in the average interest yield to 3.2% due to the seasonally high level of client funds that are invested overnight, partially offset by an increase of 4.8% in average client funds balances from $17.6 billion to $18.4 billion.

Discontinued Operations

"On March 24, 2010, ADP completed the sale of Dealer Services' non-core Commercial business which was part of the 2005 Kerridge Computer acquisition.  Revenues for the Commercial division were $28.7 million in fiscal 2009. This business contributed approximately $0.01 earnings per share to both fiscal years 2010 and 2009.  The results of operations for this business are reported within discontinued operations in the fiscal 2010 and 2009 results within this release.

Fiscal 2010 Forecast

"We are forecasting full year revenues will approximate last year's revenues. We anticipate achieving $2.36 to $2.38 diluted earnings per share from continuing operations compared with $2.38 in fiscal 2009, which excludes favorable tax items in both years. Earnings per share from continuing operations in fiscal 2010 and 2009 have each been reduced by $0.01 as a result of the restatement of Dealer Services' Commercial business to discontinued operations.

"For Employer Services, we anticipate a decline in revenues of up to 1%. We continue to anticipate an average decline of about 4% in pays per control for the full year. We expect client revenue retention to be about flat with last year. For PEO Services we anticipate 8% to 10% revenue growth driven by increased pass-through revenues. We anticipate slightly positive combined Employer Services and PEO Services worldwide new business sales growth. For Dealer Services, we anticipate a decline in revenues of 3% to 4%. We continue to anticipate no improvement in segment pretax margins.

"Interest on funds held for clients is expected to decline about $70 million, or 11% to 12%, from $609.8 million in fiscal 2009. This is based on a decline of about 40 basis points in the expected average interest yield to about 3.6%, and a 1% to 2% decline in average client funds balances. The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of April 23, 2010. The Fed Funds futures contracts anticipate no rate changes through June 30, 2010. As such, our current forecast assumes overnight funds will yield about 15 basis points on average for the remainder of the fiscal year. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of April 23, 2010 were used to forecast new purchase rates for the U.S. client extended and client long portfolios, respectively.

"We expect interest expense to decline about $25 million, from $33.3 million in fiscal 2009, primarily from lower interest expense on our short-term financing related to our ongoing client funds extended investment strategy. Our average commercial paper borrowing rates are expected to decline approximately 80 basis points to about 0.2% and we anticipate a decrease of up to $0.1 billion in average daily commercial paper borrowings to $1.8 billion.

"I am encouraged by the continued improvement in our key business metrics as the difficult economic landscape appears to have stabilized. We continue to invest in ADP's future which will pressure near-term earnings growth. However, we are focused and doing the right things for the business, and I remain positive on ADP's longer-term outlook," Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenues and pretax earnings by reportable segment for fiscal years 2008, 2009, and 2010 have been updated for the third quarter of fiscal 2010 and have been posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data.

An analyst conference call will be held today, Tuesday, April 27 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with nearly $9 billion in revenues and about 570,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's website at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	March 31,	June 30,
	2010	2009

Assets
Cash and cash equivalents/Short-term marketable securities (A)	$ 2,003.5	$ 2,296.1
Other current assets	1,759.4	1,981.7
Assets of discontinued operations	--	8.5
Total current assets before funds held for clients	3,762.9	4,286.3

Funds held for clients	26,552.1	16,419.2
Total current assets	30,315.0	20,705.5

Long-term marketable securities	104.1	92.4
Property, plant and equipment, net	690.0	734.3
Other non-current assets	3,877.1	3,819.5
Total assets	$ 34,986.2	$ 25,351.7

Liabilities and Stockholders' Equity
Obligation under commercial paper borrowing	$ --	$ 730.0
Liabilities of discontinued operations	--	7.7
Other current liabilities	1,785.1	2,033.1
Client funds obligations	25,956.9	15,992.6
Total current liabilities	27,742.0	18,763.4

Long-term debt	41.3	42.7
Other non-current liabilities	1,264.6	1,223.0
Total liabilities	29,047.9	20,029.1

Total stockholders' equity	5,938.3	5,322.6
Total liabilities and stockholders' equity	$ 34,986.2	$ 25,351.7

(A) As of June 30, 2009, cash and cash equivalents / short-term marketable securities include cash and cash equivalents related to a commercial paper borrowing of $730.0 million, which was repaid on July 1, 2009.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
REVENUES:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,919.3	$ 1,878.1	$ 5,355.1	$ 5,387.2
Interest on funds held for clients	147.9	164.3	403.5	463.5
PEO revenues (A)	376.0	326.3	978.8	886.8
TOTAL REVENUES	2,443.2	2,368.7	6,737.4	6,737.5

EXPENSES:
Costs of revenues:
Operating expenses	1,140.3	1,036.2	3,190.6	3,082.1
Systems development and programming costs	130.0	118.6	376.2	371.0
Depreciation and amortization	60.4	59.9	180.6	176.4
TOTAL COSTS OF REVENUES	1,330.7	1,214.7	3,747.4	3,629.5

Selling, general and administrative expenses	504.9	518.9	1,515.5	1,616.0
Interest expense	1.2	2.5	6.8	29.8
TOTAL EXPENSES	1,836.8	1,736.1	5,269.7	5,275.3

Other income, net	(26.6)	4.1	(90.0)	(77.1)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	633.0	628.5	1,557.7	1,539.3

Provision for income taxes	231.4	226.4	558.0	561.4

NET EARNINGS FROM CONTINUING OPERATIONS	$ 401.6	$ 402.1	$ 999.7	$ 977.9

Earnings from discontinued operations, net of provision for income taxes of $6.1 and $0.2 for the three months ended March 31, 2010 and 2009, respectively, and $7.0 and $2.3 for the nine months ended March 31, 2010 and 2009, respectively	2.0	0.4	3.8	2.1

NET EARNINGS	$ 403.6	$ 402.5	$ 1,003.5	$ 980.0

Basic Earnings Per Share from Continuing Operations	$ 0.80	$ 0.80	$ 1.99	$ 1.94
Basic Earnings Per Share from Discontinued Operations	--	--	0.01	--
Basic Earnings Per Share	$ 0.80	$ 0.80	$ 2.00	$ 1.94

Diluted Earnings Per Share from Continuing Operations	$ 0.79	$ 0.80	$ 1.98	$ 1.93
Diluted Earnings Per Share from Discontinued Operations	--	--	0.01	--
DILUTED EARNINGS PER SHARE	$ 0.80	$ 0.80	$ 1.99	$ 1.93

Dividends declared per common share	$ 0.3400	$ 0.3300	$ 1.0100	$ 0.9500

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $3,478.6 and $3,359.8 for the three months ended March 31, 2010 and 2009, respectively, and $10,094.1 and $9,441.8 for the nine months ended March 31, 2010 and 2009, respectively.

Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 1,786.7	$ 1,768.8	$ 17.9	1%
PEO Services	378.5	328.8	49.7	15%
Dealer Services	310.3	319.9	(9.6)	(3)%
Other	(32.3)	(48.8)	16.5	(34)%
	$ 2,443.2	$ 2,368.7	$ 74.5	3%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 602.1	$ 596.9	$ 5.2	1%
PEO Services	29.7	32.5	(2.8)	(9)%
Dealer Services	58.7	55.9	2.8	5%
Other	(57.5)	(56.8)	(0.7)	(1)%
	$ 633.0	$ 628.5	$ 4.5	1%
Pre-tax margin (A)
Employer Services	33.7%	33.7%	0.0%
PEO Services	7.9%	9.9%	(2.0)%
Dealer Services	18.9%	17.5%	1.4%
Other	n/m	n/m	n/m
	25.9%	26.5%	(0.6)%

	Nine Months Ended
	March 31,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 4,850.2	$ 4,910.0	$ (59.8)	(1)%
PEO Services	985.9	893.4	92.5	10%
Dealer Services	922.2	960.0	(37.8)	(4)%
Other	(20.9)	(25.9)	5.0	19%
	$ 6,737.4	$ 6,737.5	$ (0.1)	0%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 1,386.6	$ 1,392.4	$ (5.8)	0%
PEO Services	97.2	90.5	6.7	7%
Dealer Services	156.2	159.7	(3.5)	(2)%
Other	(82.3)	(103.3)	21.0	20%
	$ 1,557.7	$ 1,539.3	$ 18.4	1%
Pre-tax margin (A)
Employer Services	28.6%	28.4%	0.2%
PEO Services	9.9%	10.1%	(0.3)%
Dealer Services	16.9%	16.6%	0.3%
Other	n/m	n/m	n/m
	23.1%	22.8%	0.3%

(A) Prior year's segment results were adjusted to reflect fiscal year 2010 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended
	March 31,
	2010	2009	Change
Components of other (income) expense, net:
Interest income on corporate funds	$ (10.6)	$ (16.9)	$ 6.3
Realized gains on available-for-sale securities	(1.5)	(2.8)	1.3
Realized losses on available-for-sale securities	0.9	9.4	(8.5)
Realized (gain) loss on investment in Reserve Fund	(14.8)	15.0	(29.8)
Other, net	(0.6)	(0.6)	--
Total other (income) expense, net	$ (26.6)	$ 4.1	$ (30.7)

	Nine Months Ended
	March 31,
	2010	2009	Change
Components of other (income) expense, net:
Interest income on corporate funds	$ (78.2)	$ (106.4)	$ 28.2
Realized gains on available-for-sale securities	(11.7)	(5.4)	(6.3)
Realized losses on available-for-sale securities	13.0	20.3	(7.3)
Realized (gain) loss on investment in Reserve Fund	(15.2)	18.3	(33.5)
Impairment losses on available-for-sale securities	5.3	--	5.3
Gain on sales of buildings	(1.5)	(2.2)	0.7
Other, net	(1.7)	(1.7)	--
Total other (income) expense, net	$ (90.0)	$ (77.1)	$ (12.9)

	Three Months Ended
	March 31,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 401.6	$ 402.1	$ (0.5)	0%
Net earnings	$ 403.6	$ 402.5	$ 1.1	0%
Basic weighted average shares outstanding	502.4	501.2	1.2	0%
Basic earnings per share from continuing operations	$ 0.80	$ 0.80	$ --	0%
Basic earnings per share	$ 0.80	$ 0.80	$ --	0%

Diluted net earnings from continuing operations	$ 401.6	$ 402.1	$ (0.5)	0%
Diluted net earnings	$ 403.6	$ 402.5	$ 1.1	0%
Diluted weighted average shares outstanding	505.5	502.4	3.1	1%
Diluted earnings per share from continuing operations	$ 0.79	$ 0.80	$ (0.01)	(1)%
Diluted earnings per share	$ 0.80	$ 0.80	$ --	0%

	Nine Months Ended
	March 31,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 999.7	$ 977.9	$ 21.8	2%
Net earnings	$ 1,003.5	$ 980.0	$ 23.5	2%
Basic weighted average shares outstanding	501.9	504.0	(2.1)	0%
Basic earnings per share from continuing operations	$ 1.99	$ 1.94	$ 0.05	3%
Basic earnings per share	$ 2.00	$ 1.94	$ 0.06	3%

Diluted net earnings from continuing operations	$ 999.7	$ 977.9	$ 21.8	2%
Diluted net earnings	$ 1,003.5	$ 980.0	$ 23.5	2%
Diluted weighted average shares outstanding	504.8	507.0	(2.2)	0%
Diluted earnings per share from continuing operations	$ 1.98	$ 1.93	$ 0.05	3%
Diluted earnings per share	$ 1.99	$ 1.93	$ 0.06	3%

	Three Months Ended
	March 31,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	1%	1%
PEO Services	15%	10%
Dealer Services	(4)%	(4)%

Employer Services:
Change in pays per control - AutoPay product	(2.5)%	(4.2)%
Change in client revenue retention percentage - worldwide	1.4 pts	(2.5) pts
Employer Services/PEO new business sales growth - worldwide	0%	(10)%

PEO Services:
Paid PEO worksite employees at end of period	205,000	193,000
Average paid PEO worksite employees during the period	206,000	195,000

	Nine Months Ended
	March 31,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	(1)%	5%
PEO Services	10%	14%
Dealer Services	(6)%	(1)%

Employer Services:
Change in pays per control - AutoPay product	(4.6)%	(1.5)%
Change in client revenue retention percentage - worldwide	0.0 pts	(1.1) pts
Employer Services/PEO new business sales growth - worldwide	(1)%	(10)%

PEO Services:
Paid PEO worksite employees at end of period	205,000	193,000
Average paid PEO worksite employees during the period	200,000	193,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.9	$ 1.3	$ 0.6	50%
Corporate extended	0.7	1.2	(0.4)	(36)%
Total corporate	2.7	2.4	0.2	9%
Funds held for clients	18.4	17.6	0.8	5%
Total	$ 21.1	$ 20.0	$ 1.1	5%

Average interest rates earned exclusive of
realized losses (gains) on:
Corporate, other than corporate extended	0.7%	1.6%
Corporate extended	3.9%	4.0%
Total corporate	1.6%	2.8%
Funds held for clients	3.2%	3.7%
Total	3.0%	3.6%

Net unrealized gain (loss) position at end of period	$ 609.1	$ 249.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 0.6	$ 1.1
U.S. & Canadian reverse repurchase agreement borrowings	0.1	0.1
	$ 0.7	$ 1.2

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.2%	0.8%

Interest on funds held for clients	$ 147.9	$ 164.3	$ (16.4)	(10)%
Corporate extended interest income (B)	7.2	11.7	(4.6)	(39)%
Corporate interest expense-short-term financing (B)	(0.3)	(0.8)	0.4	59%
	$ 154.8	$ 175.2	$ (20.4)

	Nine Months Ended
	March 31,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.7	$ 1.4	$ 0.3	20%
Corporate extended	2.2	2.4	(0.2)	(9)%
Total corporate	3.9	3.8	0.1	1%
Funds held for clients	14.8	15.2	(0.4)	(3)%
Total	$ 18.7	$ 19.0	$ (0.4)	(2)%

Average interest rates earned exclusive of
realized losses (gains) on:
Corporate, other than corporate extended	0.9%	2.8%
Corporate extended	4.1%	4.3%
Total corporate	2.7%	3.7%
Funds held for clients	3.6%	4.1%
Total	3.4%	4.0%

Net unrealized gain (loss) position at end of period	$ 609.1	$ 249.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 1.8	$ 2.0
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.4
	$ 2.2	$ 2.4

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	1.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.2%	1.7%

Interest on funds held for clients	$ 403.5	$ 463.5	$ (60.0)	(13)%
Corporate extended interest income (B)	67.5	77.1	(9.6)	(12)%
Corporate interest expense-short-term financing (B)	(3.2)	(23.9)	20.7	87%
	$ 467.8	$ 516.7	$ (48.9)

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended
	March 31,
	2010	2009

Corporate extended interest income	$ 7.2	$ 11.7
All other interest income	3.4	5.2
Total interest income on corporate funds	$ 10.6	$ 16.9

Corporate interest expense - short-term financing	$ 0.3	$ 0.8
All other interest expense	0.9	1.7
Total interest expense	$ 1.2	$ 2.5

	Nine Months Ended
	March 31,
	2010	2009

Corporate extended interest income	$ 67.5	$ 77.1
All other interest income	10.7	29.3
Total interest income on corporate funds	$ 78.2	$ 106.4

Corporate interest expense - short-term financing	$ 3.2	$ 23.9
All other interest expense	3.6	5.9
Total interest expense	$ 6.8	$ 29.8

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the nine months ended March 31, 2010 to adjusted results that exclude the impact of favorable tax items. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, improves their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies. Since adjusted earnings from continuing operations and adjusted diluted EPS are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, earnings from continuing operations and diluted EPS from continuing operations and they may not be comparable to similarly titled measures employed by other companies.

Nine months ended March 31, 2010
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 1,557.7	$ 558.0	$ 999.7	$ 1.98

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 1,557.7	$ 570.2	$ 987.5	$ 1.96

Automatic Data Processing, Inc. and Subsidiaries
Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's diluted EPS guidance to adjusted diluted EPS guidance for the fiscal year ending June 30, 2010 and reconciles the Company's diluted EPS to adjusted diluted EPS for the fiscal year ended June 30, 2009, excluding the impact of favorable tax items. The Company uses adjusted diluted EPS from continuing operations, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, improves their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies. Since adjusted diluted EPS is not a measure of performance calculated in accordance with U.S. GAAP, it should not be considered in isolation of, or as a substitute for, diluted EPS from continuing operations and it may not be comparable to similarly titled measures employed by other companies.

	Diluted EPS from continuing operations for the fiscal year ending June 30, 2010 (estimate)		Diluted EPS from continuing operations for the fiscal year ended June 30, 2009 (actual)

As Forecasted/Reported	$2.38 to $2.40		$ 2.62

Adjustments:
Favorable tax items ($12.2 in FY10 and $120.0 in FY09)	0.02		0.24

As Adjusted	$2.36 to $2.38	(1)	$ 2.38

(1) As noted in our third quarter fiscal 2010 earnings release, we expect to achieve diluted earnings per share from continuing operations forecast of $2.36 to $2.38 in fiscal 2010 compared with $2.38 earnings per share from continuing operations in fiscal 2009, which excludes favorable tax items in both years.

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, should be considered in evaluating any forward-looking statements contained herein.

CONTACT:  Automatic Data Processing, Inc.
          ADP Investor Relations
          Elena Charles
            973.974.4077
          Debbie Morris
            973.974.7821